NEWS RELEASE

WEBTRADEX INTERNATIONAL CORP. ANNOUNCES ACQUISITION OF BWISHED FROM BIRTHDAY SLAM CORPORATION

Toronto, July 18, 2012 - Webtradex International Corp. (OTCBB: ZDVN) (“The Company” “Webtradex”) is pleased to announce that it has completed acquisition of certain assets of Birthday Slam Corporation, an Ontario Corporation (“BSC”)

Under an asset purchase agreement closed on July 17, 2012, the Company acquired, from BSC, all intellectual property related to the development of B’Wished, currently being developed and financed by BSC. All related URLs, design, concept and software codes are included in the purchase. Webtradex will assume the cost of financing going forward. B’Wished is expected to launch at the beginning of September 2012.The total purchase price is $325,000 payable by a secured note, bearing a 5 % interest rate. The Company also assumed, as part of the purchase price, three BSC loans totaling $ 60,000 from non-related parties to be settled by the issuance of 400,000 restricted common shares of the Company.

As part of the transaction, Webtradex has assumed an ownership interest of 2.38 % of Huubla, a privately held Copenhagen based, Internet Company.

Jeff Coe, the chief operating officer, commented: “The social shopping sector is one of the hottest growth markets in the internet space. The future of ecommerce, search and social marketing is now tied to personality-influenced consumer procuration. By combining the teams of Webtradex and B'wished, and the synergies that exist between them, I expect us to become a forerunner and a major player in the social ecommerce sector."

About the Company

Webtradex International Corporation is seeking to expand into the internet industry by acquiring and supporting emerging internet-related technologies and other related assets.

For further information regarding this press release, investment opportunities, or other questions, please contact Jeff Robinson  at jeff.robinson@webtradex.com phone: +34 600 115 789

Please visit our website at www.webtradex.com for more corporate information.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a results of new information, future events or otherwise, except as required by law.